Exhibit 15.2

[PWC LETTERHEAD]

March 17, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Olink Holding AB (publ) pursuant to Item 16F of 20-F, which we understand will be filed with the Securities and Exchange Commission as part of the Annual Report of Olink Holding AB (publ) dated March 17, 2022 for the year ended December 31, 2021. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Öhrlings PricewaterhouseCoopers AB

Stockholm, Sweden

Attachment

Appendix to Letter From the Auditor

ITEM 16F. CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

The decision on March 7, 2022, to dismiss Öhrlings PricewaterhouseCoopers AB (“PwC”), the Company’s current auditor, followed a recommendation by the Audit Committee based on a formal tender process. PwC will continue as our independent registered public accounting firm until the filing of this Form 20-F for the year ended December 31, 2021.

During the Company’s fiscal years ended December 31, 2021 and 2020, and the subsequent interim period through March 7, 2022, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference thereto in their reports on the financial statements for such years.

During the fiscal years ended December 31, 2021 and 2020 and the subsequent interim period through March 7, 2022, there were “reportable events” as that term is defined in Item 16F(a)(1)(v)(A)-(D) of Form 20-F, as follows: material weaknesses were identified that related to (i) our technology access and change control environment not supporting an efficient or effective internal controls framework, (ii) lack of documented policies and procedures in relation to our entity level controls and (iii) inadequate documentation of procedures and segregation of duties in the record to report process.

The audit reports of PwC on the consolidated financial statements of the Company as of and for the years ended December 31, 2021 and 2020 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.